Exhibit A

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS (i) A REGISTRATION STATEMENT UNDER THE ACT, SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO AND ALL APPLICABLE QUALIFICATIONS UNDER STATE SECURITIES LAWS SHALL HAVE BEEN OBTAINED WITH RESPECT THERETO; (ii) A WRITTEN OPINION FROM COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE ISSUER HAS BEEN OBTAINED STATING THAT NO SUCH REGISTRATION OR QUALIFICATION IS REQUIRED; OR (iii) SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

WARRANT TO PURCHASE COMMON STOCK OF
INNOVATIVE MICRO TECHNOLOGY, INC.

For good and valuable consideration, the receipt of which is hereby acknowledged, Innovative Micro Technology, Inc., a Delaware corporation (the “Company”), hereby grants to MIRAMAR VENTURE PARTNERS, L.P., a limited partnership, its successors and assigns (collectively, the “Holder”), an irrevocable warrant (the “Warrant”) to purchase, subject to the satisfaction of the conditions set forth in Section 1 below and subject to the other terms hereof, the number of shares of Common Stock, par value $0.0001 per share, of the Company (the “Shares”), if any, determined in accordance with Section I hereto, at the Warrant Price, as defined below, at any time beginning on March 15, 2006 (the “Determination Date”) and ending on January 23, 2008 (the “Expiration Date” and such period beginning on the Determination Date and ending on the Expiration Date, the “Exercise Period”).

1.                                       Conditions to Exercise; Number of Shares; Early Termination.  On or before March 15, 2006, the Company shall deliver to the Holder a report in the form of Exhibit A hereto (the “Performance Report”) setting forth the Company’s total Contract Activity (as defined below) and gross profit for calendar year 2005.  If the Company’s performance described in the Performance Report does not satisfy the Target Amounts set forth on Exhibit B hereto, then this Warrant shall then become exercisable for the lesser of eighty-eight thousand, two hundred thirty-five (88,235) shares of Common Stock and the number of shares of Common Stock calculated as purchasable pursuant to Exhibit B hereto, subject to adjustment as provided below.  For purposes of this Warrant, “Contract Activity” shall mean total revenue, as adjusted by work-in-process inventory, for the period measured.  For purposes of this Warrant, the terms “revenue” and “work-in-process inventory” shall have the meanings ascribed to them under U.S. Generally Accepted Accounting Principles (“GAAP”).  “Gross profit” shall have the same meaning as that used in the budgets of the Company provided heretofore to the Investors, in which “gross profit” means gross profit, within the meaning of GAAP, before any deduction for profit sharing.  If, on the Determination Date, the number of Shares purchasable is zero (0), this Warrant shall terminate and be of no further force or effect.

2.                                       Exercise; Issuance of Certificates; Payment for Shares.

This Warrant may be exercised by the Holder, in whole or in part, and on one or more occasions, by written notice to the Company, in the form attached as Exhibit C hereto (the “Notice”), at any time within the Exercise Period and by payment to the Company by wire transfer (in accordance with the wire transfer instructions attached hereto as Exhibit D) of the aggregate Warrant Price for the number of Shares designated by the Holder (but not more than the number of Shares for which this Warrant then remains subject and unexercised).  Consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Company may also be used to exercise this Warrant.  Certificates for the Shares so purchased will be delivered to the Holder within a reasonable time, not exceeding fifteen (15) business days, after this Warrant has been exercised, and, unless this Warrant has expired, it will continue in effect with respect to the number of Shares, if any, as to which it has not then been exercised and which remain covered by this Warrant as herein provided.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the business day on which the Notice is given to the Company.  At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Shares represented by such certificate or certificates, and to be entitled to all rights of a Stockholder with respect to such Shares, including without limitation voting rights.

3.                                       Shares to be Fully Paid; Reservation of Shares.  The Company covenants and agrees as follows:

3.1                                 All shares issued upon the exercise of this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

3.2                                 During the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issuance or transfer upon exercise of this Warrant a sufficient number of Shares to provide for the exercise of this Warrant.

3.3                                 The Company will take all actions necessary to assure that the Shares issuable upon the exercise of this Warrant may be so issued without violation of any applicable law or regulation, or of any requirements of any securities exchange upon which the shares of the Company may then be listed.

4.                                       Warrant Price.

4.1                                 Initial Warrant Price; Subsequent Adjustment of Price and Number of Purchasable Shares.  The initial Warrant Price (“Initial Warrant Price”) will be $0.30 per Share, and will be adjusted from time to time as provided below.  The Initial Warrant Price or, if such price has been adjusted, the price per Share as last adjusted pursuant to the terms hereof, is referred to as the “Warrant Price” herein.

4.2                                 Subdivision or Combination of Shares.  If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the number of Shares for which this Warrant may be exercised shall be adjusted to represent the aggregate number of securities that, if this Warrant had been exercised immediately prior to such event, the Holder would have owned upon such dividend, distribution, subdivision, combination or reclassification, and the Warrant Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

4.3                                 Reclassification.  If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired, by reclassification of securities or otherwise shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Warrant Price therefor shall be appropriately adjusted.

4.4                                 Adjustments for Dividends in Stock or Other Securities or Property.  If while this Warrant, or any portion hereof, remains outstanding and unexpired holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that the Holder would hold on the date of such exercise had it been holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional securities available to it as aforesaid during such period, giving effect to all adjustments called for during such period.

4.5                                 Reorganization, Reclassification, Consolidation, Merger or Sale.  If, while this Warrant, or any portion hereof, remains outstanding and unexpired, any capital reorganization or reclassification of the stock of the Company, or any consolidation or merger of the Company with another corporation or entity, or the sale of all or substantially all of the Company’s assets to another corporation will be effected in such a way that holders of the securities for which this Warrant is exercisable will be entitled to receive shares, securities or assets with respect to or in exchange for such securities, then, upon exercise of this Warrant, the Holder will thereafter have the right to receive such shares, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding securities equal to the number of securities purchasable and receivable upon the exercise of this Warrant immediately prior to such event.  If a purchase, tender or exchange offer is made to and accepted by holders of more than 50% of the outstanding capital stock of the Company (on an as-converted to Common Stock basis), the Company will not effect any consolidation, merger or sale with the Person, as defined below, making such offer or with any Affiliate, as defined below, of such Person, unless, before the consummation of such consolidation, merger or sale, the Holder of this

Warrant is given at least ten (10) business days’ notice prior to the scheduled closing date (the “Closing Date”) of such transaction (which notice shall specify the material terms of such transaction and the proposed Closing Date).  In the event the Holder elects to exercise this Warrant or any portion thereof following such notice and such consolidation, merger or sale is not consummated within ten (10) days of the proposed Closing Date (or any subsequent proposed Closing Date), then the Holder may rescind its exercise of this Warrant by providing written notice thereof to the Company, the Company shall take all actions consistent therewith (including without limitation the immediate return of the Warrant Price paid with respect to such rescinded exercise) and this Warrant shall continue in full force and effect.  As used in this paragraph, the term “Person” includes an individual, a partnership, a corporation, a trust, a joint venture, a limited liability company, an unincorporated organization and a government or any department or agency thereof, and an “Affiliate” of a Person means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such other Person.  A Person will be deemed to control a corporation or other business entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

4.6                                 Notice of Adjustment.  Upon any adjustment of the number of Shares and/or the Warrant Price, the Company will give written notice thereof, by first-class mail, postage prepaid, addressed to the Holder at the Holder’s address as shown on the books of the Company, which notice will state (i) the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, and (ii) whether, after giving effect to such adjustment, the maximum number of Shares issuable upon the exercise of this Warrant will constitute more than 5% of the total number of the then issued and outstanding Shares (including in such total number the maximum number of Shares issuable upon the exercise of this Warrant).

4.7                                 Other Notices.  If at any time:

4.7.1                        the Company declares a cash dividend on its Common Stock payable at a rate in excess of the rate of the last cash dividend theretofore paid;

4.7.2                        the Company declares a dividend on its Common Stock payable in securities or pays a special dividend or other distribution (other than regular cash dividends) to holders of its Shares;

4.7.3                        the Company offers for subscription to holders of any of its Common Stock additional shares of any class or other rights;

4.7.4                        there is a reorganization, reclassification, consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation or other entity; or

4.7.5                        there is a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company will give, as provided in paragraph 15 below, to the Holder’s address as shown on the books of the Company, (i) at least ten (10) business days’ prior written notice of the date on which the books of the Company will close or a record will be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (ii) in the case of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least ten (10) business days’ prior written notice of the date when the same will take place.  Any notice required by clause (i) will also specify, in the case of any such dividend, distribution or subscription rights, the date on which the Holder will be entitled thereto, and any notice required by (ii) will also specify the anticipated date on which the Holder will be entitled to exchange its Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

5.                                       Listing.  If any Shares required to be reserved for the purpose of issuance upon the exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law (other than the filing of a Registration Statement under the Securities Act of 1933, as then in effect (the “Securities Act”), or any similar law then in effect), or listing on any securities exchange, before such Shares may be issued upon such exercise, the Company will, at its expense and as expeditiously as possible, use its commercially reasonable efforts to cause such Shares to be duly registered or approved or listed on the relevant securities exchange, as the case may be.

6.                                       Closing of Books.  The Company will at no time close its transfer books against the transfer of this Warrant or of any Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7.                                       Definition of Common Stock.  As used in this Warrant the term “Common Stock” includes the Company’s authorized Common Stock, par value $0.0001 per share, as constituted on the date hereof and also includes any shares of any class of stock or other equity securities of the Company thereafter authorized which will not be limited to a fixed sum or percentage of par value in respect of the rights of holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

8.                                       Definition of Shares.  Except as provided in paragraph 4.5, the Shares purchasable pursuant to this Warrant will include only Shares designated as “common stock” of the Company or, in the case of any reclassification of the outstanding Shares, the Shares, securities or assets provided for in paragraph 4.5.

9.                                       No Voting Rights.  This Warrant will not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

10.                                 Warrant Transferable.  This Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder, by written notice to the Company at the address referred to in paragraph 15 below by the Holder, in person or by duly authorized attorney; provided that either (i) a written opinion of counsel for the Holder reasonably satisfactory to the Company has been obtained stating that such transfer will not violate the registration requirements of the Securities Act or any applicable state securities laws, and (ii) the transferee has delivered to the Company a written agreement to be bound by the terms and conditions hereof.  The Holder agrees that after such notice, the Holder may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to further assign this Warrant, any notice to the contrary notwithstanding; but until receipt of any such notice of assignment, the Company may treat the Holder as shown on its records as the owner for all purposes.  Nothing in this paragraph 10 shall be deemed to limit the effect of any agreement among the Holder, the Company and other security holders of the Company restricting the transfer of this Warrant or the Shares.

11.                                 Mutilation or Loss of Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

12.                                 Taxes.  The Company shall not be required to pay any tax or taxes attributable to the issuance of this Warrant or of the Warrant Shares.

13.                                 No Limitation on Corporate Action; No Impairment.

13.1                           No provision of this Warrant and no right or option granted or conferred hereunder shall in any way limit, affect or abridge the exercise by the Company of any of its corporate rights or powers to recapitalize, amend its certificate of incorporation, reorganize, consolidate or merge with or into another entity, or to transfer, all or any part of its property or assets, or the exercise or any other of its corporate rights and powers.

13.2                           The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company under this Warrant, but will at all times in good faith assist in the carrying out of all of the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Warrant against impairment.

14.                                 Restricted Securities.  This Warrant has not been registered under the Act, or qualified under applicable state securities laws and has been issued to the Holder for investment and not with a view to the distribution of either the Warrant or the Shares.  Neither this Warrant nor any of the Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act and qualification under applicable state securities laws relating to such security or an available exemption from registration and qualification.  Each certificate for the Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

15.                                 Notices.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally, (ii) upon confirmation of receipt, if given by electronic facsimile and (iii) (A) on the third business day following mailing, if mailed from a United States address to a United States address or (B) on the tenth business day following mailing, if mailed internationally, and in either case, postage prepaid, certified mail, return receipt requested, to the following address (or at such other address for a party as shall be specified by like notice):

(i) if to the Company, to:

Innovative Micro Technology, Inc.
75 Robin Hill Rd.
Santa Barbara, CA 93117
Facsimile: 805-967-2677
Attention: John Foster, President

With a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
333 S. Hope Street, 48th Floor Los Angeles, CA 90017
Facsimile: (213) 620-1398
Attention: James J. Slaby, Esq.

(ii) if to the Holder, to:

Miramar Venture Partners, L.P.
2101 East Coast Hwy., Ste. 300
Corona del Mar, CA 92625
Facsimile: (949) 760-4451
Attention:

16.                                 Supplements and Amendments; Whole Agreement.  This Warrant may be amended or supplemented only by an instrument in writing signed by the Company and the Holder.  This Warrant contains the full understanding of the Company and the Holder with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.

17.                                 Governing Law.  This Warrant shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, without regard to its conflicts of laws rules.

18.                                 Descriptive Headings.  Descriptive headings of the several Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

19.                                 No Fractional Shares.  No fractional Shares shall be issued upon exercise of this Warrant.  In lieu of any fractional Shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Warrant Price.

20.                                 Waivers Strictly Construed.  With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

21.                                 Severability.  The validity, legality or enforceability of the remainder of this Warrant shall not be affected even if one or more of its provisions shall be held to be invalid, illegal or unenforceable in any respect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer, as of January 24, 2005.

INNOVATIVE MICRO TECHNOLOGY, INC.

By
John Foster
President

EXHIBIT A

Form of Performance Report

Innovative Micro Technology, Inc.

Performance Report

Calendar Year 2005
Contract Activity	$
Incurred Costs
Gross Profit	$
%GM	.	%
R&D	$
S,G&A
Profit Sharing
Interest income
Interest expense
Other income (expense)
taxes
Net Income (Loss)	$

EXHIBIT B

Performance Targets

The “Performance Targets” shall be as follows

Contract Activity:	$19,814,000

Gross Profit:	$3,960,000

Calculation of Shares Purchasable Pursuant to Warrant

This Warrant shall be exercisable for up to the number of Shares set forth below, based on the information provided in the Performance Report, subject to adjustment as provided in Section 4 of the Warrant.

Performance, Calendar Year 2005		Total Shares Purchasable
Contract Activity	Gross Profit
0 - $17,481,999.99	N/A	500,000
$17,482,000 - $19,813,999.99	0 - $3,499,999	500,000
	$ 3,500,000 or more	250,000
$19,814,000 or more	0-$3,959,999	250,000
	$ 3,960,000 or more	0

EXHIBIT C

FORM OF NOTICE OF EXERCISE OF WARRANT

The “Holder” designated below, subject to the conditions set forth in that certain Warrant to Purchase Common stock of Innovative Micro Technology, Inc. (the “Company”), dated as of January 24, 2005 (the “Warrant”), hereby elects to exercise the right, represented by the Warrant, to purchase shares of the Common Stock of the Company and tenders herewith payment as follows:

AGGREGATE WARRANT PRICE:  $                                             (Payment shall be made by wire transfer in accordance with the wire transfer instructions attached to the Warrant as Exhibit A.)

Please deliver the stock certificate to:

The Holder hereby represents and warrants to the Company as follows:

•                                          The Holder has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its prospective investment in the shares of Common Stock of the Company.

•                                          The Holder understands that it is purchasing the shares of Common Stock of the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) and without registration under the Act or any state securities or Blue Sky laws.

•                                          The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Act.

Dated:                     , 200

“Holder”

By:

EXHIBIT D

WIRE INSTRUCTIONS

On the exercise of the Warrant the aggregate Warrant Price shall be paid to the Company by wire transfer to the following address:

Santa Barbara Bank & Trust
ABA Routing Number
Account Number:
Account Name: